EXHIBIT 10.7








                      AMERICAN MEDICAL SECURITY GROUP, INC.

                      VOLUNTARY DEFERRED COMPENSATION PLAN

             (AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 25, 1998)

                      AMERICAN MEDICAL SECURITY GROUP, INC.
                      VOLUNTARY DEFERRED COMPENSATION PLAN


SECTION  ARTICLE I. PURPOSE, DEFINITIONS AND CONSTRUCTION                   PAGE
-------  ------------------------------------------------                   ----
1.1      Purpose                                                              4
1.2      Definitions                                                          4
                (a)      Administration Committee                             4
                (b)      Adoption Agreement                                   4
                (c)      Beneficiary                                          5
                (d)      Board                                                5
                (e)      Company                                              5
                (f)      Deferral Account                                     5
                (g)      Deferral Contributions                               5
                (h)      Deferral Form                                        5
                (i)      Disability                                           5
                (j)      Effective Date                                       5
                (k)      Insolvency                                           6
                (1)      Participant                                          6
                (m)      Plan                                                 6
                (n)      Plan Year                                            6
                (o)      Trust                                                6
                (p)      Trust Agreement                                      6
                (q)      Trustee                                              6
1.3      Gender and Number                                                    6
1.4      Headings                                                             7
1.5      Plan Provisions Controlling                                          7
1.6      Severability                                                         7
1.7      Applicable Law                                                       7

     ARTICLE II. DEFERRAL ELECTIONS, CONTRIBUTIONS AND ACCOUNTING PROCEDURES
     -----------------------------------------------------------------------
2.1      Availability of Deferral Election                                    7
2.2      Maintenance of Separate Deferral Accounts                            8
2.3      Treatment of Amounts Deferred                                        8
2.4      Irrevocability and Nonassignability of Deferrals                     8
2.5      Accounting Procedure                                                 9
2.6      Earnings Allocation                                                  9


                   ARTICLE III. DEFERRED COMPENSATION PAYMENTS
                   -------------------------------------------
3.1      Eligibility for Deferred Compensation                               10
                (a)      Retirement or Termination                           10
                (b)      Disability                                          10
                (c)      Death                                               10
3.2      Amount and Method of Payment of Deferred Compensation               10


                             ARTICLE IV. TRUST FUND
                             ----------------------
4.1      Establishment of Trust                                              12


                            ARTICLE V. ADMINISTRATION
                            -------------------------
5.1      Committee to Administer Agreement                                   12
5.2      Claims Procedure                                                    13


                            ARTICLE VI. MISCELLANEOUS
                            -------------------------
6.1      Employment Rights                                                   13
6.2      Absence of Liability                                                13
6.3      Amendment and Termination                                           14
6.4      Company Not an Advisor                                              14

                      AMERICAN MEDICAL SECURITY GROUP, INC.
                      VOLUNTARY DEFERRED COMPENSATION PLAN

                ARTICLE I - PURPOSE, DEFINITIONS AND CONSTRUCTION

     SECTION 1.1 - PURPOSE. American Medical Security Group, Inc. (the "Company"), acting for itself and on behalf of its subsidiaries, hereby adopts this Voluntary Deferred Compensation Plan (the "Plan") and separate Trust to permit certain salaried employees selected by the Company to defer a portion of their anticipated salary and to have such deferred salary amounts held in the separate Trust.
     It is intended that the Plan and the Trust shall constitute, and shall be construed and administered as, an unfunded plan of deferred compensation within the meaning of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") and the Internal Revenue Code of 1954, as amended (the "Code"). The Plan and Trust are not intended to be qualified under Section 401 (a) of the Code.

     SECTION 1.2 - DEFINITIONS. For purposes of this Plan, the following words and phrases shall have the meanings set forth below unless a different meaning is plainly required by the context.
          (a) ADMINISTRATION COMMITTEE (OR COMMITTEE) - means the persons from time to time designated and appointed by the Board to have general charge of the administration and interpretation of the Plan. In the absence of a specifically appointed Committee, the Board itself shall serve as the Committee.
          (b) ADOPTION AGREEMENT (OR AGREEMENT) - means the separate Adoption Agreement between a Participant and the Company, which forms a part of the Plan, under which the Company has agreed to allow the Participant to participate in the Plan and under which the Participant has agreed to his participation in the Plan on the terms set forth herein.
          (c) BENEFICIARY - means the person or persons designated by a Participant in his most recent Beneficiary Designation Form to receive payments under the Plan in the event of the Participant's death; provided that if the Participant has failed to designate a Beneficiary, or if all designated Beneficiaries predecease the Participant, any remaining distribution due under the Plan shall be payable to the Participant's surviving spouse or, if none, to his surviving issue PER STIRPES or, if none, then to his estate.
          (d) BOARD - means the Board of Directors of the Company.
          (e) COMPANY - means American Medical Security Group, Inc., a Wisconsin corporation, acting for itself and on behalf of its subsidiaries, and any successor thereto which assumes the rights and obligations of the Company under the Plan and Trust Agreement.
          (f) DEFERRAL ACCOUNT - means the account maintained for a Participant to record the total of his deferred compensation under the Plan and any adjustments relating thereto.
          (g) DEFERRAL CONTRIBUTIONS - means contributions to the Trust which are made by the Company pursuant to this Plan and the then current Deferral Form.
          (h) DEFERRAL FORM - means a Participant's then current Deferral Election Form, if any, to be executed by the Participant prior to the start of each Plan Year specifying the percentage or dollar amount of salary elected to be deferred during the upcoming Plan Year. The Deferral Form shall remain in effect until the end of the Plan Year for which it is executed unless earlier revoked or amended to reduce the percentage or dollar amount of the deferral for amounts not yet earned during such year.
          (i) DISABILITY - means such total and permanent physical or mental disability as, in the Committee's sole and absolute discretion, would prevent the Participant from engaging in substantially gainful employment.
          (j) EFFECTIVE DATE - means December 1, 1995, the date as of which, by resolution of the Board, the provisions of this Plan became effective and the date after which Participants were permitted to participate in the Plan by entering into an Adoption Agreement with the Company.
          (k) INSOLVENCY - means (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code, or (iii) the Company is determined to be insolvent by the Wisconsin Commissioner of Insurance.
          (l) PARTICIPANT - means a person who is one of the Company-selected salaried employees who, by having executed an Adoption Agreement with the Company, is participating in the Plan. Such person shall cease to be a Participant after his employment with the Company terminates, or the balance in his Deferral Account is reduced to zero ($0), whichever is later.
          (m) PLAN - means the American Medical Security Group, Inc. Voluntary Deferred Compensation Plan as set forth herein.
          (n) PLAN YEAR - means the twelve (12) month period adopted under this Plan for reporting purposes, which is the period commencing on January 1 and ending on December 31.
          (o) TRUST - means the American Medical Security Group, Inc. Voluntary Deferred Compensation Trust and the entire Trust estate as it may, from time to time, be constituted, including but not limited to Deferral Contributions, investments, income from any and all investments and any and all other assets, property or money received by or held by the Trustee for the uses and purposes of the Trust.
          (p) TRUST AGREEMENT - means the separate agreement between the Company and the Trustee under which the Trust is established and maintained.
          (q) TRUSTEE - means the individual or individuals or entity or entities appointed by the Board to administer the Trust; provided that an individual who is a Participant, a member of the Board of Directors of the Company or the Chief Executive Officer of the Company may not be a Trustee.

     SECTION 1.3 - GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and the definition of any term herein in the singular shall also include the plural.

     SECTION 1.4 - HEADINGS. The headings of the various Articles, Sections and Subsections are inserted for convenience of reference and are not to be regarded as part of this Plan or as indicating or controlling the meaning or construction of any provision.

     SECTION 1.5 - PLAN PROVISIONS CONTROLLING. In the event the terms or provisions of the Trust Agreement or of any summary or description of the Plan or of any other instrument, agreement, or document are in any construction interpreted as being in conflict with the provisions of the Plan as herein set forth, the provisions of the Plan shall be controlling.

     SECTION 1.6 - SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, this illegality or invalidity shall not affect the remaining provisions of the Plan, and such remaining provisions shall be fully severable and the Plan shall, to the extent practicable, be construed and enforced as if the illegal or invalid provision had never been inserted therein.

     SECTION 1.7 - APPLICABLE LAW. Subject to the intent that the Plan and Trust be unfunded and non-qualified as provided in Section 1.1, the provisions of the Plan shall be construed in accordance with the laws of the State of Wisconsin, except to the extent, if any, preempted by federal law.

    ARTICLE II - DEFERRAL ELECTIONS, CONTRIBUTIONS AND ACCOUNTING PROCEDURES

     SECTION 2.1 - AVAILABILITY OF DEFERRAL ELECTION. The Company shall make available, in December of each Plan Year, to each Participant who is then an employee, a Deferral Form which may be used by the Participant to designate for deferral a portion of the salary he anticipates earning from the Company in the upcoming Plan Year. All amounts elected to be deferred by a Participant shall be subject to the terms and conditions of this Plan and shall be subject to FICA taxes. No requested deferral shall be effective for any Plan Year unless the appropriate Deferral Form is completed and filed with the Committee prior to January 1 of the Plan Year for which the deferral is elected.

     SECTION 2.2 - MAINTENANCE OF SEPARATE DEFERRAL ACCOUNTS. If not done by the Company, the Trustee shall create and maintain adequate records to disclose the interest in the Trust of all Participants. Such records shall be in the form of separate, individual Deferral Accounts, and credits and charges shall be made thereto in the manner described in this Plan. The maintenance of individual
Deferral Accounts for Participants is only for accounting purposes and a segregation of the assets of the Trust Fund to each account shall not be required. Distribution made from an account shall be charged to that account as of the date paid.

     SECTION 2.3 - TREATMENT OF AMOUNTS DEFERRED. Upon execution and filing by the Participant of an effective Deferral Form, the Company shall make a Deferral Contribution to such Participant's Deferral Account to be deposited in the Trust no later than ten (10) days after the end of the payroll period(s) during which the Participant would have otherwise been entitled to receive the amount to be contributed by the Company except for the Participant's election pursuant to this Plan and the Deferral Form.

     SECTION 2.4 - IRREVOCABILITY AND NONASSIGNABILITY OF DEFERRALS. All amounts credited to a Participant's Deferral Account shall be treated as having been irrevocably deferred and no payment based on such amounts may be received except in accordance with the eligibility requirements, terms and conditions of this Plan. Neither the Participant nor any Beneficiary shall have any right or ability to alienate, sell, transfer, assign, pledge, encumber or submit to garnishment, execution or levy, either voluntarily or involuntarily, any amount due or expected to become due under this Plan. Amounts due under this Plan shall be paid, transferred, delivered or otherwise conveyed only to the Participant or his Beneficiary, subject to the limitations of Section 4.l.
     Notwithstanding the foregoing, a Deferral Form election may be cancelled, or amended not more than once annually to reduce the percentage or dollar amount of the Deferral during a Plan Year for amounts not yet earned during such year, provided that once the Deferral Form election is cancelled no further amounts may be deferred under this Plan for such year.

     SECTION 2.5 - ACCOUNTING PROCEDURE. As of the close of each quarter of a Plan Year after the Effective Date, the Committee shall:
          (a) First, charge to the proper accounts all payments or distributions made from the Deferral Accounts of Participants since the close of the last preceding quarter of a Plan Year that have not been charged previously;
          (b) Second, credit to the proper Deferral Accounts the Deferral Contributions that were made since the close of the last preceding quarter of a Plan Year that have not been credited previously; and
          (c) Third, adjust the net balances of the Deferral Accounts of Participants upward or downward by allocating net Trust earnings to such accounts in accordance with Section 2.6.

     SECTION 2.6 - EARNINGS ALLOCATION. Subject to the provisions hereof relative to separate accounts, the respective Deferral Accounts of Participants shall be adjusted as soon as is practicable after, but as of, the close of each quarter of a Plan Year (and as of any other date if the Committee determines it advisable for any reason) to reflect the net income or loss of the Trust for the period then completed, as follows:
          (a) The Committee shall at such times determine the value of the Trust as of that date which determination shall be final and not open to question by anyone;
          (b) For purposes of allocating Trust earnings under this Section 2.6, the balances of Participants' Deferral Accounts as of the close of such quarter of a Plan Year, reflecting any distributions made during such quarter, shall be adjusted downward by one-half (1/2) of any salary deferred during such quarter of a Plan Year by any Participant; and
          (c) The percentage that such adjusted value bears to the aggregate amount of such adjusted balances at that date of the accounts of all Participants shall be applied to the net Trust earnings for the quarter and credited or charged by appropriate entries to such accounts so that after such entries the aggregate amount of the actual Deferral Account balances (i.e., adding back in any adjustment described in this Section 2.6) shall equal the value of the Trust.

     In the administration of the accounts of Participants and the allocation of Trust income or loss, appropriate adjustment shall be made in the case of a Participant, any of whose account is invested in investments held for his separate benefit.

                  ARTICLE III - DEFERRED COMPENSATION PAYMENTS

     SECTION 3.1 - ELIGIBILITY FOR DEFERRED COMPENSATION. Subject to any limiting conditions set forth in this Plan, the Participant, or in the event of Participant's death his Beneficiary, will become eligible for receipt of deferred compensation under this Plan as follows:
          (a) RETIREMENT OR TERMINATION - Upon retirement or other termination of regular employment with the Company, the Participant shall become eligible for deferred compensation payments under this Plan.
          (b) DISABILITY - Upon cessation of active employment with the Company as a result of Disability, Participant shall become eligible for deferred compensation payments under this Plan.
          (c) DEATH - In the event of Participant's death prior to the Participant's receipt of deferred compensation payments under the Plan reducing Participant's Deferral Account balance to zero ($O), the Participant's Beneficiary shall be eligible for deferred compensation payments under the Plan.

     SECTION 3.2 - AMOUNT AND METHOD OF PAYMENT OF DEFERRED COMPENSATION. The total deferred compensation to be paid to a Participant shall be distributed to the Participant and, upon the Participant's death, to his Beneficiary, in one of the following modes of distribution selected by the Participant:
          (a) Lump sum payment; or
          (b) Annual installments over a period not to exceed the life expectancy of the Participant (as determined by the Committee as of the date payment is to commence) or fifteen (15) years, whichever is greater. Each Participant shall notify the Company in writing of the mode of distribution he has selected prior to the commencement of the first Plan year for which such Participant has made a deferral election hereunder; provided, however, that if a Participant fails to notify the Company of a mode of distribution before the deadline prescribed by this section, he shall be deemed to have selected the installment mode of distribution described in (b) above. Once the mode of distribution is determined, it shall remain in force until the Participant's account balance is reduced to zero ($0), except that if the Participant has an unforeseeable emergency, as hereunder defined, or if the Participant has died and his Beneficiary has an unforeseeable emergency, the Committee may direct that any or all of the remaining account balance be distributed at any time as the Committee may deem advisable and proper, but only to the extent reasonably needed to satisfy the emergency need. "Unforeseeable emergency" means a severe financial hardship resulting from a sudden and unexpected illness or accident to the Participant, the Beneficiary or a dependent (as defined in Section 152(a) of the Code), loss of the Participant's or Beneficiary's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the Beneficiary.
     If a lump sum mode of distribution is used, the total deferred compensation to be paid to a Participant or Beneficiary shall be an amount equal to the Participant's Deferral Account balance as of the close of the Plan Year which coincides with or follows his retirement, termination, disability or death. A lump sum payment of deferred compensation under this Plan shall be made within sixty (60) days following the close of the Plan Year during which the Participant retired, died, terminated or became disabled, or, if later, within a reasonable time after the Participant's interest is determined pursuant to the preceding sentence.
     If an installment mode of distribution is used, the first installment payment of deferred compensation under the Plan shall be made within sixty (60) days following the close of the Plan Year during which the Participant retired, died, terminated or became disabled, and each annual installment payable thereafter shall be distributed within sixty (60) days after the close of subsequent Plan Years. The installment amount to be distributed within sixty
(60) days after the close of any Plan Year shall equal the balance of the Participant's Deferral Account determined at the beginning of such Plan Year, divided by the number of years remaining in the payment period over which payment of benefits is being made.

                             ARTICLE IV - TRUST FUND

     SECTION 4.1 - ESTABLISHMENT OF TRUST. All Deferral Contributions under this Plan shall be paid to the Trustee and deposited in the Trust Fund, and shall be subject to the provisions of the Trust Agreement. Participants and Beneficiaries have only an unsecured interest in the Trust assets in the event of the Company's Insolvency (as defined in Section 1.2). The company makes only an unsecured promise to pay any deferred amounts plus income thereon in the event of the Company's Insolvency. Subject to the foregoing limitations, all assets of the Trust Fund, including investment income, shall be retained for the exclusive benefit of Participants and Beneficiaries (but the Company's general creditors shall have access to Trust assets in the event of the Company's Insolvency and shall be used to pay benefits to such persons and to pay administrative expenses and taxes of the Trust Fund as provided in Section 8 of the Trust Agreement to the extent not paid by the Company and shall not revert to or accrue to the benefit of the Company, except to the extent that contributions made by the Company by a mistake of fact shall revert and be paid back to the Company provided the Company has made a timely demand therefor.
     The Trustee shall be required to hold the Trust assets and income for the benefit of the Company's general creditors in the event of the Company's Insolvency and in such case no Participant or Beneficiary shall have a preferred claim on the Trust assets. The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency within three (3) days of such event. When so informed, the Trustee shall suspend payments to all Participants and Beneficiaries, and shall hold Trust assets for the benefit of the Company's general creditors. In the case of the Trustee's actual knowledge of the Company's Insolvency, the Trustee will deliver Trust assets to satisfy claims of the Company's general creditors as directed by a court of competent jurisdiction.

                           ARTICLE V - ADMINISTRATION

     SECTION 5.1 - COMMITTEE TO ADMINISTER AGREEMENT. The Board shall appoint a three (3) member Administration Committee whose responsibility it shall be to provide for administration of this Plan. The Committee shall have full authority to make decisions, issue directives, and take any and all actions reasonable or necessary to effectuate this Plan and the Trust, including the authority to prescribe the use of such forms as it may deem necessary and to interpret the Plan and Trust and to resolve ambiguities, inconsistencies and omissions in its interpretation.

     SECTION 5.2 - CLAIMS PROCEDURE. The Committee shall consider all claims by the Participant or any Beneficiary for payments under this Plan and shall promptly notify the claimant of its action on any such claim. In the event of any question regarding handling of the claim, the Committee shall meet with the claimant at the Company's offices to discuss such question and to attempt to resolve any areas of possible disagreement. If the claimant's concerns remain unresolved after such meeting with the Committee, the claimant may request the Board to review the matter in dispute.

                           ARTICLE VI - MISCELLANEOUS

     SECTION 6.1 - EMPLOYMENT RIGHTS. Any payment under this Plan shall be independent of, and in addition to, payments made under any other agreement or under any qualified retirement plan which may be in force between the Company and any Participant or Beneficiary, or any other compensation payable to Participant or his Beneficiary by the Company. Neither this Plan nor any Deferral Form executed in connection herewith shall be construed as
          (a) Constituting or creating a contract of employment,
          (b) Restricting either the Company's right to discharge Participant with or without cause or Participant's right to terminate his employment, or
          (c) Creating any guarantee or representation as to the amount of compensation to be paid to Participant by the Company during any period of regular employment.

     SECTION 6.2 - ABSENCE OF LIABILITY. Any and all liability created to administer this Plan and the Trust or to provide any Participant or Beneficiary with benefits under this Plan shall be exclusively and solely that of the Company. No member of the Committee, officer, director or employee, past, present or future, of the Company shall have any liability to any Participant or Beneficiary, or to any other person or entity, to provide or pay such benefits, such liability hereby being expressly and unconditionally denied.

     SECTION 6.3 - AMENDMENT AND TERMINATION. This Plan may be altered, amended, or revoked by a written agreement signed by the Company and a Participant, provided that no such action shall be taken that is not allowed by Article XIII of the Trust Agreement, and provided further that if any amendment to the Plan or the adoption of the Plan by the Participant would constitute a subsequent Participant deferral election that would cause a Participant or Beneficiary to be in constructive receipt of past deferred amounts, then such amendment or adoption will only be applicable with respect to future deferrals. Notwithstanding the foregoing, the Company may unilaterally amend the Plan to provide that no future deferrals may be made by Participants and to conform the Plan to ERISA and Code requirements with respect to unfunded plans of deferred compensation.
     The Plan may not be amended or terminated during the period immediately preceding the Company's Insolvency if the intended result would be to accelerate the payment of benefits to Participants or Beneficiaries so that the Trust assets would be unavailable to the Company's general creditors.

     SECTION 6.4 - COMPANY NOT AN ADVISOR. The Company offers this Plan to Participants without assuming any responsibility or liability as an advisor or consultant relative to tax or other aspects of this Plan and the Trust or the payment of benefits hereunder.